Exhibit 11

                  Rochester Telephone Corporation

          Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)

                                3 Months Ended    9 Months Ended
                                 September 30,      September 30,
(In thousands,
 except per share data)           1994      1993      1994      1993
Income applicable to common       $25,903  $18,940   $75,411  $56,195
stock
  Add:  Interest on convertible
        debentures                    139      139       416      416
                                  -------  -------   -------  -------
                                   26,042   19,079    75,827   56,611

  Less: Increase in related
        federal income taxes           49       49       145      145
                                  -------   -------  -------  -------
 Adjusted income applicable to
   common stock                   $25,993  $19,030   $75,682  $56,466
                                  =======  =======   =======  =======
Average Common Shares Outstanding
  (excluding common stock
   equivalents)                    73,157   67,660    72,283   67,263
Adjustments for:
   Convertible Debentures             252      503       252      503
   Stock Options                       91       88        66       76
                                  -------  -------    ------   ------
Adjusted common shares assuming
  conversion of outstanding
  Convertible Debentures and
  Stock Options at beginning of
  each period                      73,500   68,251    72,601   67,842
                                  =======   ======    ======  =======
Earnings per share of common
stock on a fully diluted basis    $   .35  $   .28   $  1.04  $   .83
                                  =======  =======   =======  =======